EXHIBIT 10.1

FIRST AMENDMENT TO LICENSE AGREEMENT

This First Amendment to the License Agreement (the “First Amendment”) is dated July 21, 2017 and amends the License Agreement dated January 8, 2016 (the “Agreement”) by and between ABT Holding Company (“ATHX”), a Delaware corporation having its principal place of business at 3201 Carnegie Avenue, Cleveland, OH 44115 and wholly-owned subsidiary of Athersys, Inc. (“Athersys”), and HEALIOS, K.K. (“Healios”), a Japanese company having its principal place of business at World Trade Center Bldg. 15F, 2-4-1 Hamamatsucho, Minato-ku, Tokyo 105-6115 Japan. All defined terms used but not defined in this First Amendment shall have the meanings ascribed to them in the Agreement.

WHEREAS, the parties have entered into the Agreement, under the terms and conditions of which the parties continue to perform; and

WHEREAS, the Parties wish to amend certain provisions of the Agreement related to the supply of Product in accordance with discussions between the Parties and the separate Clinical Trial Supply Agreement, dated January 19, 2017, as amended.

NOW, THEREFORE, in consideration of the above premises and the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

1. Section 10.4(a) shall be amended as follows:

(a)    For Products supplied for use in any clinical development or clinical study of the subject Product, a “Clinical Trial Supply Agreement” shall be established by the Parties, and the transfer price and/or cost reimbursement (together with other terms and conditions of Product and materials supply) shall be included in such agreement. The cost per dose will be defined in the “Clinical Trial Supply Agreement” in an amount acceptable to Healios, and reflecting reimbursement for a portion of the manufacturing costs. The Parties will review and adjust, if necessary, such cost approximately each calendar quarter (until the Product has achieved approval).

2. Section 10.5 of the Agreement shall be amended as follows:

ATHX and its Affiliates will use commercially reasonable efforts to be able to supply the Products pursuant to Section 10.4(a) to Healios for use in the Primary Field in the Territory at a Cost of Supply equal to or less than the amount per dose specified according to Section 10.4(a). If despite such efforts ATHX determines that neither ATHX nor any of its Affiliates (including through use of one or more Third Party Manufacturer(s)) will be able to supply to Healios Products pursuant to Section 10.4(a) for use in the Primary Field in the Territory at a price that is equal to or less than the amount per dose specified according to Section 10.4(a), then ATHX will notify Healios promptly and provide the reason(s) why. If ATHX or any of its Affiliates does not supply any of the Products pursuant to Section 10.4(a) to Healios at a cost that is equal to or less than the amount per dose specified according to Section 10.4(a) or at such other transfer price or cost reimbursement that is otherwise acceptable to Healios as indicated by written agreement, then the sole and exclusive remedy of Healios will be that ATHX will grant to Healios the licenses set forth in Section 2.2 and 3.2 to make and have made such Products so affected anywhere in the world solely for import into the Territory for use in the Primary Field in the Territory.

Upon execution of this First Amendment by the parties, this First Amendment shall be made a part of and shall be incorporated by reference into the Agreement. All terms and conditions of the Agreement not amended herby shall remain in full force and effect and are hereby ratified by the parties.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives.

HEALIOS K.K.		ABT HOLDING COMPANY

Signature:	/s/ Hardy TS Kagimoto	Signature:	/s/ William O. Lehmann
Name:	Hardy TS Kagimoto	Name:	William O. Lehmann, Jr.
Title:	President & CEO	Title:	President
Date:	August 3, 2017	Date:	August 3, 2017